REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of January 19, 2007, by and between Tribeworks, Inc., a Delaware corporation (the “Company”), and Petroleum Corporation of Canada Limited, an Alberta corporation (the “Stockholder”), in connection with that certain Stock and Asset Purchase Agreement dated as of January 19, 2007 (the “Purchase Agreement”), by and between Tribeworks, BLive Networks Inc. and other parties. Capitalized terms used herein that are not otherwise defined have the meanings ascribed to such terms in the Purchase Agreement.

RECITALS

WHEREAS, pursuant to the Purchase Agreement, the Stockholder is acquiring one million one hundred thousand (1,100,000) shares (the “Shares”) of the common stock of the Company (the “Common Stock”);

WHEREAS, the Shares are common stock, par value $0.01 per share (“Common Stock”), of the Company;

WHEREAS, the Company desires to grant to the Stockholder certain registration rights relating to any Common Stock and the Stockholder desires to obtain such registration rights, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, this Agreement is part of the consideration for the transactions contemplated by the Purchase Agreement, and the Stockholder has required that the Company enter into this Agreement as a condition to the consummation of the transactions contemplated by the Purchase Agreement; and

WHEREAS, the Company is receiving, and will receive, substantial direct and indirect benefits from the consummation of the transactions contemplated by the Purchase Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Certain Definitions. As used in this Agreement, the following terms mean:

(a) “Affiliate” means, with respect to a specified Holder, (i) the meaning ascribed to such term in the Purchase Agreement; (ii) the spouse or children (or a trust exclusively for the benefit of the spouse or children) of the specified Holder; or (iii) in the case of a Holder that is a partnership, its partners.

(b) “Commission” means the Securities and Exchange Commission, or any successor agency; references in this Agreement to any rules, regulations or forms promulgated by the Commission shall include rules, regulations and forms succeeding to the functions thereof, whether or not bearing the same designation.

(c) “Holder” means the Stockholder or any transferee or assignee thereof to whom the rights under this Agreement are assigned in accordance with Section 9, provided that the Stockholder or such transferee or assignee then owns the Registrable Stock.

(d) “Register,” “registered” and “registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act and the declaration or ordering of effectiveness of such registration statement or similar document.

(e) “Registrable Stock” means any shares of Common Stock acquired by any Holder; provided, however, that any Registrable Stock shall cease to be Registrable Stock when (i) a registration statement covering such Registrable Stock has been declared effective and such Registrable Stock has been disposed of pursuant to such effective registration statement; (ii) such Registrable Stock is sold pursuant to Rule 144 (or any similar provision then in force) under the 1933 Act; (iii) such Registrable Stock is eligible to be sold pursuant to Rule 144(k) under the 1933 Act; (iv) such Registrable Stock has been otherwise transferred, no stop transfer order affecting such stock is in effect and the Company has delivered new certificates or other evidences of ownership for such Registrable Stock not bearing any legend indicating that such shares have not been registered under the 1933 Act; or (v) such Registrable Stock is sold by a Person in a transaction in which the rights under the provisions of this Agreement are not assigned.

(f) “Requesting Holder” means a Holder or Holders of at least a majority of the Registrable Stock, in the aggregate.

2. Piggy-Back Registration. Commencing immediately after the Closing Date, if the Company determines that it will file a registration statement under the 1933 Act (other than a registration statement on a Form S-4 or S-8 or filed in connection with an exchange offer or an offering of securities solely to the Company’s existing stockholders) on any form that would also permit the registration of the resale of the Registrable Stock and such filing is to be on the Company’s behalf or on behalf of selling holders of the Company’s securities for the general registration of Common Stock to be sold for cash, at each such time the Company shall promptly give each Holder written notice of such determination setting forth the date on which the Company proposes to file such registration statement, which date shall be no earlier than 30 days from the date of such notice, and advising each Holder of its right to have Registrable Stock included in such registration. Upon the written request of any Holder received by the Company no later than 20 days after the date of the Company’s notice, the Company shall use its commercially reasonable efforts to cause to be registered under the 1933 Act all of the Registrable Stock that each such Holder has so requested to be registered. If, in the written opinion of the managing underwriter or underwriters (or, in the case of a non-underwritten offering, in the written opinion of the placement agent, or if there is none, the Company), the total amount of such securities to be so registered, including such Registrable Stock, will exceed the maximum amount of the Company’s securities which can be marketed (a) at a price reasonably related to the then-current market value of such securities, or (b) without otherwise materially and adversely affecting the entire offering, then the amount of Registrable Stock to be offered for the accounts of Holders shall be reduced pro rata to the extent necessary to reduce the total amount of securities to be included in such offering to the recommended amount; provided, however, that if securities are being offered for the account of other Persons as well as the Company, such reduction shall not represent a greater fraction of the number of securities intended to be offered by Holders than the fraction of similar reductions imposed on such other Persons other than the Company over the amount of securities such other Persons intended to offer.

3. Expenses of Registration. The Company shall bear all expenses incurred in connection with each registration pursuant to Section 2, excluding underwriters’ discounts and selling commissions, but including, without limitation, all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees (including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance), exchange listing fees or National Association of Securities Dealers fees, messenger and delivery expenses, all fees and expenses of complying with securities or blue sky Laws and fees and disbursements of the Company’s legal counsel. The selling Holders shall bear and pay the underwriting commissions and discounts applicable to the Registrable Stock offered for their account in connection with any registrations, filings and qualifications made pursuant to this Agreement.

4. Holdback Agreement.

(a) Restrictions on Public Sale by Holder. To the extent not inconsistent with applicable law, each Holder whose Registrable Stock is included in a registration statement agrees not to effect any public sale or distribution of the issue being registered or any similar security of the Company, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the 1933 Act, during the 14 days prior to, and during the 180-day period beginning on, the effective date of such registration statement (except as part of the registration), if and to the extent requested by the managing underwriter or underwriters in the case of an underwritten public offering or if and to the extent requested by the Company in the case of a nonunderwritten public offering.

(b) Restrictions on Public Sale by the Company and Others. The Company agrees (i) not to effect any public sale or distribution of any securities similar to those being registered, or any securities convertible into or exchangeable or exercisable for such securities, during the 14 days prior to, and during the 90-day period beginning on, the effective date of any registration statement in which Holders are participating (except as part of such registration), if and to the extent requested by the managing underwriter or underwriters in the case of an underwritten public offering or if and to the extent requested by the Holders in the case of a non-underwritten public offering; and (ii) that any agreement entered into after the date of this Agreement pursuant to which the Company issues or agrees to issue any securities convertible into or exchangeable or exercisable for such securities (other than pursuant to an effective registration statement) shall contain a provision under which holders of such securities agree not to effect any public sale or distribution of any such securities during the periods described in Section 4(b)(i), in each case including a sale pursuant to Rule 144 under the 1933 Act.

5. Lock-Up/Leak-Out Provisions.

(a) Lock-Up. In the event of a firmly-underwritten public offering of Common Stock or other securities of the Company registered under the 1933 Act by a nationally-recognized investment bank resulting in at least $20,000,000 in net proceeds (before underwriters’ discounts and selling commissions) to the Company (the “Public Offering”), each Holder agrees that for a period of six months commencing on the effective date of the registration statement filed under the 1933 Act relating to the Public Offering (the “Lock-Up Period”), such Holder will not offer, sell, contract to sell, grant any option for the sale of or otherwise dispose of, directly or indirectly, any of the Registrable Stock, any securities into which the Registrable Stock is convertible, exercisable or exchangeable, or any other securities of the Company. In order to enable the Company to enforce the restriction on resale during the Lock-Up Period, each Holder agrees that the Company may impose stop-transfer instructions with respect to any Registrable Stock or any other securities of the Company owned beneficially or of record by such Holder until the expiration of the Lock-Up Period.

(b) Extension of Lock-Up Period. In the event that the National Association of Securities Dealers, any other state or federal regulatory authority or any of their respective Affiliates requires that the Lock-Up Period be extended in connection with the Public Offering, each Holder agrees that any executive officer of the Company may execute any agreements and other documents, in such officer’s sole and absolute discretion, for and on behalf of, and in the name of, such Holder, to extend the Lock-Up Period to the extent required by the National Association of Securities Dealers, such regulatory authority or such Affiliate without prior notice to, or further consent by, any Holder. Each Holder further agrees that any executive officer of the Company may, in such officer’s sole and absolute discretion, extend the Lock-Up Period to the extent such officer deems necessary or to the extent requested in writing by the managing underwriter or underwriters. Each Holder irrevocably constitutes and appoints the Chief Executive Officer of the Company, with full power of substitution, as such Holder’s true and lawful agent and attorney-in-fact, with full power and authority in such Holder’s name and stead to extend the Lock-Up Period as provided in this Section 5(b).

(c) Leak-Out. No Registrable Stock may be sold, publicly or otherwise, for a period of three months from the date of effectiveness of the registration statement in which such Registrable Stock is included, and commencing on the business day immediately following the expiration of such three-month period, no more than five percent (5%) of such Registrable Stock may be sold publicly in any monthly period for the next 20 consecutive months (as applicable to such Registrable Stock, the “Leak-Out Period”). Each Holder agrees that any Registrable Stock sold during the Leak-Out Period applicable to such Registrable Stock will only be sold in “broker’s transactions” as such term is defined in Rule 144 under the 1933 Act. Each Holder agrees that it will not engage in any short selling of any Registrable Stock during the Leak-Out Period applicable to such Registrable Stock.

(d) Waiver of Lock-Up/Leak-Out Provisions. Any one or more of the restrictions set forth in this Section 5: (i) may be waived by the board of directors of the Company if it determines in good faith and in the exercise of its fiduciary duties that such waiver would be in the best interests of the Company and its stockholders for any valid business purpose, including, without limitation, to increase the liquidity of the Common Stock; and (ii) will be null and void upon the consummation of any tender offer to purchase all or substantially all of the Company’s issued and outstanding securities or any merger, consolidation or other reorganization of the Company with or into an unaffiliated Person if such transaction is approved by the affirmative vote of the requisite number of record and beneficial owners of the Company’s then outstanding and entitled to vote on such transaction.

6. Indemnification and Contribution.

(a) Indemnification by the Company. The Company agrees to indemnify, to the full extent permitted by law, each Holder, its directors, officers and agents and each Person who controls such Holder (within the meaning of the 1933 Act) against all Losses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein (in case of a prospectus or preliminary prospectus, in the light of the circumstances under which they were made) not misleading. The Company will also indemnify any underwriters of the Registrable Stock, their officers and directors and each Person who controls such underwriters (within the meaning of the 1933 Act) to the same extent as provided above with respect to the indemnification of the selling Holders.

(b) Indemnification by Holders. In connection with any registration statement in which a Holder is participating, each such Holder will furnish to the Company in writing such information with respect to such Holder as the Company reasonably requests for use in connection with any such registration statement or prospectus and agrees to indemnify, to the full extent permitted by law, the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the 1933 Act) against any Losses resulting from any untrue or alleged untrue statement of material fact or any omission or alleged omission of a material fact required to be stated in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein (in the case of a prospectus or preliminary prospectus, in the light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information with respect to such Holder so furnished in writing by such Holder. Notwithstanding the foregoing, the liability of each such Holder under this Section 6(b) will be limited to an amount equal to the initial public offering price of the Registrable Stock sold by such Holder, unless such liability arises out of or is based on gross negligence or willful misconduct of such Holder.

(c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder agrees to give prompt written notice to the indemnifying party after the receipt by such Person of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such Person will claim indemnification or contribution pursuant to this Agreement and, unless in the reasonable judgment of such indemnified party a conflict of interest may exist between such indemnified party and the indemnifying party with respect to such claim, permit the indemnifying party to assume the defense of such claims with counsel reasonably satisfactory to such indemnified party. Whether or not such defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (which consent shall be in the indemnifying party’s sole discretion if the indemnifying party is solely liable for all Losses in connection with such claim, and which consent shall not be unreasonably withheld if both the indemnifying party and the indemnified party are liable for Losses in connection with such claim). Failure by such Person to provide said notice to the indemnifying party shall itself not create liability except to the extent of any injury caused thereby. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels.

(d) Contribution. If for any reason the indemnity provided for in this Section 6 is unavailable to, or is insufficient to hold harmless, an indemnified party, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other hand, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other hand but also the relative fault of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties; and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in Section 6(c), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

The parties agree that it would not be just and equitable if contribution pursuant to this Section 6(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

If indemnification is available under this Section 6, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 6(a) and 6(b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 6.

7. Participation in Underwritten Registrations. No Holder may participate in any underwritten registration hereunder unless such Holder (a) agrees to sell such Holder’s securities on the basis provided in any underwriting arrangements approved by the Holders entitled hereunder to approve such arrangements, and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

8. Rule 144. After a registration statement has been filed under the 1933 Act and declared effective by the Commission, the Company covenants that it will file the reports required to be filed by it under the 1933 Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations adopted by the Commission thereunder; and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Stock without registration under the 1933 Act within the limitation of the exemptions provided by (a) Rule 144 under the 1933 Act, as such Rule may be amended from time to time; or (b) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

9. Transfer of Registration Rights. The registration rights of any Holder under this Agreement with respect to any Registrable Stock may not be transferred to any third Person other than to an affiliate of such Holder; provided, however, that such transfer to an affiliate must be effected in accordance with applicable securities laws; further provided, that the transferring Holder shall give the Company written notice at or prior to the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Agreement are being transferred; further provided, that such transferee shall agree in writing, in form and substance satisfactory to the Company in its sole and absolute discretion, to be bound as a Holder by all of the provisions of this Agreement; and further provided, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by such transferee is restricted under the 1933 Act. Except as set forth in this Section 9, a transfer of Registrable Stock shall cause such Registrable Stock to lose such status.

10. Mergers, Etc. The Company will not, directly or indirectly, enter into any merger, consolidation or reorganization in which the Company will not be the surviving corporation unless the proposed surviving corporation, prior to such merger, consolidation or reorganization, agrees in writing to assume the obligations of the Company under this Agreement, and for that purpose references hereunder to “Registrable Stock” shall be deemed to be references to the securities the Holders would be entitled to receive in exchange for Registrable Stock under any such merger, consolidation or reorganization; provided, however, that the provisions of this Section 10 shall not apply in the event of any merger, consolidation or reorganization in which the Company is not the surviving corporation if each Holder is entitled to receive in exchange for its Registrable Stock consideration consisting solely of (a) cash; (b) securities of the acquiring corporation which may be immediately sold to the public without registration under the 1933 Act; or (c) securities of the acquiring corporation which the acquiring corporation has agreed to register within 90 days of completion of the transaction for resale to the public pursuant to the 1933 Act.

11. Miscellaneous.

(a) No Inconsistent Agreements. The Company will not hereafter enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Holders in this Agreement.

(b) Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (i) when delivered personally; (ii) on the fifth business day after being mailed by certified mail, return receipt requested; (iii) the next business day after delivery to a recognized overnight courier; or (iv) upon transmission and confirmation of receipt by a facsimile operator if sent by facsimile, to the parties at the following addresses or facsimile numbers (or to such other address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision):

If to the Company:                           Tribeworks, Inc.
2001 152nd Avenue NE
Redmond, Washington 98052
Attn: Peter B. Jacobson, CEO
Facsimile: (425) 818-8832

With a copy (which shall not constitute notice) to:

Hughes & Luce, LLP
1717 Main Street, Suite 2800
Dallas, Texas 75201
Attn: I. Bobby Majumder, Partner
Facsimile: (214) 939-5849

If to Stockholder.:                             Petroleum Corp. of Canada
2800, 715-5 Avenue SW
Calgary Alberta, T2P 2X6
Attn: Dennis Nerland, Secretary
Facsimile: (403) 299-9601

With a copy (which shall not constitute notice) to:

Shea, Nerland, Calnan LLP
2800, 715-5 Avenue SW,
Calgary Alberta, T2P 2X6
Attn: Dennis Nerland
Facsimile: (403) 299-9601

Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by telecopy or, if mailed, when actually received.

(c)  Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, or to defend against any of the foregoing actions, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs incurred in connection therewith.

(d) Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, each of which will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any party, it being intended that all of the rights and privileges of the Holders shall be enforceable to the fullest extent permitted by Law.

(e)  Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (.pdf)) for the convenience of the parties hereto, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(f)  Interpretation. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement.

(g)  Binding Effect; Assignment. Except as otherwise expressly provided herein, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns.

(h) Enforceability. This Agreement shall remain in full force and effect notwithstanding any breach or purported breach of or relating to the Purchase Agreement.

(i)  Entire Agreement. This Agreement, together with the Purchase Agreement, contains the entire understanding of the parties relating to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. The recitals to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.

(j) Amendments and Waivers. The provisions of this Agreement may not be amended, supplemented or modified, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of the Holders of at least a majority of the Registrable Stock then outstanding affected by such amendment, supplement, modification, waiver or departure.

(k) Remedies. Each Holder, in addition to being entitled to exercise all rights granted by Law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by the Company of the provisions of this Agreement, and hereby agrees to waive (to the extent permitted by law) the defense in any action for specific performance that a remedy of law would be adequate.

(l)  GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(m)  Drafting. The language in all parts of this Agreement will be interpreted, in all cases, according to its fair meaning and not for or against any party hereto. Each party acknowledges that it and its legal counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

(n)  Usage. Whenever the plural form of a word is used in this Agreement, it will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, it will include the plural form of that word. The term “or” will not be interpreted as excluding any of the items described. The term “include” or any derivative of such term does not mean that the items following such term are the only types of such items.

(o) No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, and nothing expressed or implied will give or be construed to give any other Person any legal or equitable rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE COMPANY:

TRIBEWORKS, INC.

By:
Name:

Title:

THE STOCKHOLDER:

PETROLEUM CORPORATION OF CANADA LIMITED

By:
Name:

Title:

[Signature Page to Registration Rights Agreement]